Exhibit 2.1

SHARE EXCHANGE AGREEMENT

By and Among

TIAN RUIXIANG Holdings Ltd,

VitaCare Limited

and

Ucare Inc.

and

Persons listed in Schedule A hereof

Dated as of May 30, 2025

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (this “Agreement”) is entered into as of this 30th day of May, 2025, by and among VitaCare Limited, a company organized under the laws of British Virgin Islands (the “Purchaser”), a wholly owned subsidiary of TIAN RUIXIANG Holdings Ltd, a company organized under the laws of the Cayman Islands (the “TRX”), TRX, Ucare Inc., a company organized under the laws of the Cayman Islands (unless the context otherwise suggests, together with its consolidated subsidiaries, the “Company”), each Management Seller identified in Schedule A hereof (each a “Management Seller” and collectively, the “Management Sellers”) and certain other persons listed on Schedule A hereof (together with the Management Sellers, collectively the “Sellers”; each, a “Seller”) and Mr. Wei Zhu (祝伟), a PRC citizen (the “Seller Representative”), upon the following premises:

RECITALS:

WHEREAS, Sellers collectively own 100% of the issued and outstanding shares in the Company (“Company Shares”) with the number of Company Shares owned or to be owned by each Seller being set forth opposite such Seller’s name on Schedule A attached hereto (such Company Shares held by each Seller, the “Seller Company Shares”);

WHEREAS, the parties hereto desire and intend to effect a transaction pursuant to which Purchaser will acquire all of the issued and outstanding Company Shares from Sellers in exchange for 101,486,575 shares of newly issued Class A Ordinary Shares (“TRX Class A Shares”), par value $0.025 per share, of TRX (such TRX Class A Shares so exchanged, collectively, the “TRX Exchange Shares”, and the transactions contemplated in this Agreement and the other Transaction Documents (as defined below), the “Transactions”);

WHEREAS, on or prior to the closing of the Transaction, Purchaser, the Company and each Seller will enter into an escrow agreement with a qualified escrow agent (the “Escrow Agreement”) concerning the deposit of TRX Exchange Shares, which shall become effective as of the Closing Date (as defined below);

WHEREAS, the boards of directors (or equivalent) of Purchaser, TRX, Sellers, and the Company have each (i) determined that the Transactions, taken as a whole and subject to the terms and conditions herein, are advisable and in the best interests of their respective companies and shareholders, and (ii) approved this Agreement and the Transactions upon the terms and subject to the conditions set forth herein; and

WHEREAS, upon the consummation of the Exchange, the parties hereto desire that the Company be a wholly-owned subsidiary of Purchaser.

AGREEMENT:

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived herefrom, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by all parties hereto, and intending to be legally bound hereby, Purchaser, the Company, Sellers hereby agree as follows:

ARTICLE I

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLERS

A.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE MANAGEMENT SELLERS

As an inducement to, and to obtain the reliance of Purchaser and TRX, except as set forth in Part A of those schedules prepared by the Company which are attached and made a part hereto (the “Selling Party Disclosure Schedules”) in Schedule C, the Company and the Management Sellers, jointly and severally (with respect to the representations and warranties of the Company) hereby represent and warrant to Purchaser as follows as of the date hereof and as of the Closing Date:

Section 1.01 Organization. The Company is a company duly organized, validly existing, and in good standing under the laws of the Cayman Islands and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in all material respects as it is now being conducted. The execution and delivery of this Agreement does not, and the consummation of the Transactions contemplated hereby will not, directly or indirectly, violate any provision of the Charter Documents of the Company. The Company has taken all actions required by law, from its Charter Documents, or otherwise to authorize the execution and delivery of this Agreement and the other Transaction Documents. The Company has full power, authority, and legal rights and has taken all action required by law, the Memorandum and Articles of Association of the Company (the “Company Charter”), and otherwise to consummate the Transactions herein contemplated. As used in this Agreement, “Charter Documents” of an entity means, collectively, the constitutional documents that establish and govern such entity, including its certificate of incorporation or its equivalent, bylaws, operating agreement (for LLCs), and any amendments or restatements.

Section 1.02 Capitalization. Section 1.02 of the Selling Party Disclosure Schedules sets forth all of the authorized capitalization of the Company and all of the issued and outstanding securities of the Company. All of the Company Shares are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person. All of the Company Shares are free and clear of any liens, encumbrances, security interests, pledges, restrictions, claims, or any other limitations of any kind. All holders of warrants, options, pledge rights, and/or other rights or instruments, including debt instruments, that entitled such holders to purchase or acquire any equity securities of the Company have fully exercised their rights, and any unexercised rights shall be deemed void. Except as pursuant to this Agreement, there are no (i) outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of Company Shares, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional shares of Company Shares or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of Company Shares, (ii) outstanding debt securities, or (iii) agreements or arrangements under which the Company is obligated to register the sale of any of its securities.

Section 1.03 Subsidiaries. Set forth in Section 1.03 of the Selling Party Disclosure Schedules are subsidiaries of the Company and the capitalization of each such subsidiary. For purposes of this Agreement, a “subsidiary” means any entity whose financial statements are included in and consolidated with the Company’s financial statements in accordance with applicable accounting principle. Beyond these entities, the Company does not have any other subsidiaries and does not own, beneficially or of record, any shares in any other company.

Section 1.04 Financial Statements.

(a) The Company has provided to the Purchaser (i) the audited consolidated balance sheets of the Company as of October 31, 2024, and the related audited consolidated statements of income, shareholders’ equity, and cash flows for the years ended October 31, 2023 and October 31, 2024, respectively, together with the notes to such statements (the “Company Financial Statements”).

(b) All such Company Financial Statements have been prepared in accordance with generally accepted accounting principles of the United States (“GAAP”) consistently applied throughout the periods involved. The Company’s balance sheets are true and accurate and present fairly in all material respects as of their respective dates the financial condition of the Company. As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, the Company had no other liabilities or obligations (direct or indirect, matured or unmatured, absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with GAAP, and all of the Company’s assets are reflected therein, which are properly reported and present fairly the value of the assets of the Company in accordance with GAAP. The Company’s statements of income, shareholders’ equity and cash flows reflect fairly the information required to be set forth therein by GAAP.

(c) The Company has no liabilities with respect to the payment of any federal, state, county, local or other domestic or foreign taxes (including any deficiencies, interest or penalties), except for taxes accrued but not yet due and payable (if any).

Section 1.05 Absence of Certain Changes or Events. Since October 31, 2024:

(a) There has not been any material adverse change in the business, operations, properties, assets, or condition (financial or otherwise) of the Company;

(b) The Company has not (i) amended the Company Charter beyond that which has been provided for in connection with this Agreement; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) made any material change in its method of management, operation or accounting, (iv) entered into any other material transactions other than transactions in the ordinary course of its business; or (v) made any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees; and

(c) The Company has not (i) granted or agreed to grant any options, warrants or other rights for its stocks, bonds or other corporate securities calling for the issuance thereof, (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except as disclosed herein and except liabilities incurred in the ordinary course of business; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights or canceled, or agreed to cancel, any debts or claims; or (iv) issued, delivered, or agreed to issue or deliver any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock) except in connection with this Agreement.

(d) Except as set forth in the Selling Party Disclosure Schedules, there are no material actions, suits, proceedings, or investigations pending or, to the knowledge of the Company after reasonable investigation, threatened by or against the Company or affecting the Company or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. The Company does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

(e) Except as set forth in the Company’s financial statements or in the Selling Party Disclosure Schedules, the Company does not have any liabilities, debts, or obligations of any nature (whether absolute, accrued, contingent, or otherwise), that would be required to be reflected in a balance sheet prepared in accordance with GAAP, and that could reasonably be expected to have a Material Adverse Effect (as defined below) on the Company. The Company further represents that it has not entered into any agreement or commitment to incur any such liability that is not reflected in the financial statements provided to the Purchase

Section 1.06 Contracts. All contracts, agreements, franchises, license agreements, and other commitments to which the Company is a party or by which its properties and assets are bound and which are material to the operations of the Company taken as a whole are valid and enforceable by the Company in all respects, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally. There are no contracts, agreements, franchises, license agreements, or other commitments to which the Company is a party or by which any of its properties or assets may be bound, subject or affected, which prohibits, prevents, restricts or impairs in any material respect any business practice of the Company as its business as is currently conducted, any acquisition of material property by the Company, or restricts in any material respect the ability of the Company from engaging in business as currently conducted by it or from competing with any other person.

Section 1.07 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the Transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any indenture, mortgage, deed of trust, or other material agreement, or instrument to which the Company is a party or to which any of its assets, properties or operations are subject.

Section 1.08 Compliance With Laws and Regulations. The Company has complied with all applicable foreign and domestic statutes and regulations of any federal, state, provincial or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of the Company or except to the extent that noncompliance would not result in the occurrence of any material liability for the Company. There is no pending legal, administrative, regulatory, arbitration or other formal action, claim, suit, or investigation (a “Proceeding”) that has been commenced against the Company and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Transactions contemplated in this Agreement. To the Company’s best knowledge, no such Proceeding has been threatened.

Section 1.09 Approval of Agreement. The shareholders and board of directors of the Company has unanimously authorized the execution and delivery of this Agreement by the Company and has approved this Agreement and the Transactions contemplated hereby. No other corporate proceedings, other than as set forth elsewhere in the Agreement or any Transaction Document, on the part of the Company is necessary to authorize the execution and delivery of this Agreement or to consummate the Transactions contemplated hereby.

Section 1.10 Governmental Approvals. Except as otherwise described in Section 1.10 of the Selling Party Disclosure Schedules, no consent, approval or permission of, registration or filing with any governmental authority (collectively, “Consent”) or any other person on the part of the Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or the consummation by the Company of the Transactions contemplated hereby or thereby other than such filings or approvals as expressly contemplated by this Agreement except, in the case of any Consent that may be required from any person which is not a governmental authority, where failure to obtain such Consent would not have a Material Adverse Effect on the Company. As used in this Agreement, “Material Adverse Effect” means any event, occurrence, condition, change, development, or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on (a) the business, assets, liabilities, financial condition, operations, or results of operations of the Company, taken as a whole, or (b) the ability of the Company or any Seller to perform their respective obligations under this Agreement or to consummate the Transactions contemplated hereby; provided, however, that none of the following shall be deemed, in and of themselves, to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect: (i) changes in general economic, financial, credit, political, or securities market conditions, (ii) changes or conditions generally affecting the industries in which the Company operates, (iii) acts of war, terrorism, natural disasters, pandemics, or other force majeure events, (iv) changes in applicable law or accounting principles, or (v) any failure by the Company to meet internal projections, forecasts, or revenue or earnings predictions (provided, that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred), (vi) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the consent of or at the request of the Purchaser; except, in the case of clauses (i) through (iv), to the extent such changes have a disproportionate adverse effect on the Company relative to other similarly situated businesses in the same industry.

Section 1.11 Valid Obligation. This Agreement and all agreements and other documents executed by the Company in connection herewith (collectively, the “Transaction Documents”) constitute the valid and binding obligation of the Company, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 1.12 Information. The information and materials provided by the Company concerning the Company or in connection with the Transactions contemplated by this Agreement and in Part A of the Selling Party Disclosure Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

B.	REPRESENTATIONS AND WARRANTIES OF SELLERS

As an inducement to, and to obtain the reliance of Purchaser and TRX, except as set forth in those schedules prepared by the Sellers (as applicable) in Part B of the Selling Party Disclosure Schedules, each Seller, solely with respect to such Seller’s own representations and warranties and not jointly with any other Seller, hereby represent and warrant to Purchaser and TRX as of the date hereof and as of the Closing Date:

Section 1.13 Representations and Warranties of the Sellers. Each Seller, severally but not jointly, represents and warrants to Purchaser, as to such Seller, as of the date hereof and as of the Closing Date as follows:

(a)            Organization; Authority. Such Seller, if not an individual, is a company or other entity legally incorporated, organized, or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, with full right, corporate power and authority to execute and deliver this Agreement and to consummate the Transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder. If such Seller is an individual, such Seller has the full legal capacity, power, and authority to execute and deliver this Agreement, to consummate the Transactions contemplated by this Agreement and the other Transaction Documents, and otherwise to carry out his, her, or their obligations hereunder and thereunder. The execution and delivery of this Agreement and performance by such Seller of the Transactions contemplated by this Agreement and the other Transaction Documents have been duly authorized by all necessary corporate or similar action on the part of such Seller. This Agreement and the other Transaction Documents, to which such Seller is a party, has been duly executed by such Seller, and is the valid and legally binding obligation of such Seller, enforceable against it in accordance with its terms.

(b)            No Conflicts. The execution, delivery and performance of this Agreement and the other Transaction Documents by such Seller and the consummation by such Seller of the Transactions contemplated hereby and thereby do not and will not, directly or indirectly: (i) conflict with or violate, as applicable, any provision of such Seller’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) contravene, conflict with or result in a violation of or default (or be an event that with notice or lapse of time or both would become a conflict, violation or default) under any contract or agreement to which such Seller is a party or by which the properties or assets of such Seller are bound, or any law, rule, regulation, order, decree, ruling or pronouncement to which such Seller is subject or by which any property or asset of such Seller is bound or affected.

(c)            Ownership. Such Seller owns, of record and/or beneficially, and has good, valid and indefeasible title to and the right to transfer to Purchaser pursuant to this Agreement, the Seller Company Shares as set forth on Schedule A attached hereto free and clear of any and all liens, encumbrances, charges, restrictions and all claims from third parties. There are no options, rights, voting trusts, stockholder agreements or any other contracts or understandings to which any Seller is a party or by which any Seller or the Seller Company Shares are bound with respect to the issuance, sale, transfer, voting or registration of the Seller Company Shares. At the Closing Date, Purchaser will acquire good, valid and marketable title to the Seller Company Shares free and clear of any and all Liens.

(d)            Litigation. There is no pending Proceeding against any Seller that involves the Company Shares or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the Transactions contemplated by this Agreement and, to the best knowledge of Sellers, no such Proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.

(e)            No General Solicitation. Such Seller is not acquiring the securities of Purchaser hereunder as a result of any advertisement, article, notice or other communication regarding such securities published in any newspaper, magazine or similar media or broadcast over television, radio the internet or presented at any seminar or any other general advertisement.

(f)            Investment Intent. Such Seller: (i) is acquiring the securities of Purchaser hereunder as a principal for its own account and not with a view to or for distributing or reselling them in violation of any applicable law, rule or regulation, (ii) has no present intention of distributing any of such securities in violation of any applicable law, rule or regulation and (iii) has no direct or indirect arrangement or understandings with any other persons to distribute or regarding their distribution of such securities.

(g)            Approval of Agreement. The board of directors (or equivalent) of such Seller, if an entity, has unanimously authorized the execution and delivery of this Agreement by such Seller and has approved this Agreement and the Transactions contemplated hereby. No other corporate proceedings, other than as set forth elsewhere in the Agreement or any Transaction Document, on any Seller is necessary to authorize the execution and delivery of this Agreement or to consummate the Transactions contemplated hereby.

(h)            Governmental Approvals. Except as otherwise described in Part B - Section 1.13 of the Selling Party Disclosure Schedules, no Consent or any other person on each Seller is required to be obtained or made in connection with the execution, delivery or performance by the Sellers of this Agreement or the consummation by the Sellers of the Transactions contemplated hereby or thereby other than such filings or approvals as expressly contemplated by this Agreement except, in the case of any Consent that may be required from any person which is not a governmental authority, where failure to obtain such Consent would not have a Material Adverse Effect on the Seller.

(i)            Valid Obligation. The Transaction Documents constitute the valid and binding obligation of the Sellers, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

(j)            Information. The information and materials provided by the Sellers concerning the Sellers or in connection with the Transactions contemplated by this Agreement and in Part B of the Selling Party Disclosure Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 1.14 Investment Representations. Each Seller hereby, severally but not jointly, represents and warrants to Purchaser, as to such Seller, as follows:

(a) Acknowledgement. Such Seller understands and agrees that the TRX Exchange Shares to be issued pursuant to this Agreement have not been registered under the United States Securities Act of 1933, as amended, (the “Securities Act”) or the securities laws of any state, and are being issued in reliance on exemptions from the registration requirements of United States federal and state securities laws.

(b) Status. By the execution of this Agreement, each of Sellers and the Company represent and warrant to Purchaser that each of Sellers is either (i) an Accredited Investor as defined in Regulation D or sophisticated to have sufficient knowledge and experience in financial and business matters to make such Seller capable of evaluating the merits and risks of the prospective investment; or (ii) a “non-US person” as defined in Regulation S. Such “non-US person” Seller is not required to be registered as a broker-dealer under Section 15 of the United States Securities Exchange Act of 1934, as amended, (the “Exchange Act”) and such Seller is not a broker-dealer, nor an affiliate of a broker-dealer.

(c) Stock Legends.

(i) Securities Act Legend. The TRX Exchange Shares issued to such Seller, whether in certificated form or recorded in book-entry format, will be subject to the following legend restrictions:

If the Seller is a Non-US Person under Regulation S:

THESE SECURITIES (THE “SECURITIES”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THE SECURITIES WERE ISSUED IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT PURSUANT TO REGULATION S PROMULGATED UNDER IT. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE UNITED STATES UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR THE ISSUER SHALL HAVE RECEIVED AN OPINION OF COUNSEL THAT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT IS NOT REQUIRED. FURTHER, HEDGING TRANSACTIONS WITH REGARD TO THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

If the Seller is an Accredited Investor under Regulation D:

THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

(ii) Other Legends. The TRX Exchange Shares, whether issued in certificated form or recorded in book-entry format, shall also be subject to any other legend required under applicable Law, including, without limitation, any U.S. state corporate and state securities law, or contract. For uncertificated shares, such legends shall be reflected in the records maintained by the Company’s transfer agent.

(iii) Opinion. Such Seller will not transfer any or all of the TRX Exchange Shares absent an effective registration statement under the Securities Act and applicable state securities law covering the disposition of such Seller’s TRX Exchange Shares, as the case may be, without first providing Purchaser with an opinion of counsel (which counsel and opinion are reasonably satisfactory to Purchaser) to the effect that such transfer will be exempt from the registration and the prospectus delivery requirements of the Securities Act and the registration or qualification requirements of any applicable U.S. state securities laws.

(iv) Consent. Such Seller understands and agrees that the Purchaser may refuse to transfer the TRX Exchange Shares, unless the holder of such TRX Exchange Shares complies with this Section 1.14(c). Such Seller consents to the Purchaser making a notation on its records or giving instructions to any transfer agent of the Purchaser’s capital stock in order to implement the restrictions on transfer of the TRX Exchange Shares.

(d) Such Seller will be required to bear the financial risks of an investment in the TRX Exchange Shares for an indefinite period of time as of the issuance of the TRX Exchange Shares.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND TRX

As an inducement to, and to obtain the reliance of the Company and Sellers, Purchaser and TRX hereby jointly and severally represent and warrant to the Company and Sellers as follows, that except as set forth in its filings made with the U.S. Securities Exchange Commission (collectively, the “TRX SEC Filings”), as of the date hereof and as of the Closing Date as follows:

Section 2.01 Organization. Purchaser is an exempted company incorporated, validly existing, and in good standing under the laws of the Cayman Islands and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the currently effective Amended and Restated Memorandum and Articles of Association, as amended (the “Purchaser Charter”). Purchaser has taken all action required by law, the Purchaser Charter or otherwise to authorize the execution and delivery of this Agreement, and Purchaser has full power, authority, and legal right and has taken all action required by law, the Purchaser Charter or otherwise to consummate the transactions herein contemplated.

Section 2.02 No Financial Statements. Purchaser has not had any operations since its incorporation and no financial statements have been prepared.

Section 2.03 Options or Warrants. There are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued stock of Purchaser.

Section 2.06 Absence of Certain Changes or Events. Since October 31, 2024, except as disclosed in the TRX SEC Filings:

(a) There has not been any business or operations of Purchaser and Purchaser owns no assets or properties;

(b) Purchaser has not (i) amended the Purchaser Charter beyond that which has been provided for in connection with this Agreement; (ii) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever; (iii) made any material change in its method of management, operation or accounting; (iv) entered into any transactions or agreements other than in connection with this Agreement and the transactions contemplated herein; or (v) made any adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for or with its officers, directors, or employees; and

(c) Purchaser has not (i) granted or agreed to grant any options, warrants, or other rights for its stock, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights, or canceled, or agreed to cancel, any debts or claims; or (iv) issued, delivered or agreed to issue or deliver, any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock), except in connection with this Agreement.

Section 2.07 Litigation and Proceedings. There are no material actions, suits, proceedings or investigations pending or threatened by or against Purchaser or affecting Purchaser or its properties, at law or in equity, before any court or other Governmental Authority or instrumentality, domestic or foreign, or before any arbitrator of any kind. Purchaser has no knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or Governmental Authority or instrumentality or any circumstance which after reasonable investigation would result in the discovery of such default.

Section 2.08 Contracts. Other than this Agreement or other agreements required by the Transactions contemplated in this Agreement, there are no contracts, agreement, franchise, license agreement or other commitments to which Purchaser is a party of by which any of its properties or assets is bound, subject or affected, which prohibits, prevents, restricts or impairs in any material respect any business practice of Purchaser as its business as is currently conducted.

Section 2.09 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the Transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which Purchaser is a party or to which any of its assets, properties or operations are subject.

Section 2.10 Compliance With Laws and Regulations. Purchaser has materially complied with all applicable statutes and regulations of any applicable governmental entity or agency thereof.

Section 2.11 Approval of Agreement. The board of directors of Purchaser has unanimously authorized the execution and delivery of this Agreement by Purchaser and has approved this Agreement and the Transactions contemplated hereby.

Section 2.12 Material Transactions or Affiliations. There exists no contract, agreement or arrangement between Purchaser and any person who was at the time of such contract, agreement or arrangement an officer, director, or person owning of record or known by Purchaser to own beneficially, ten percent (10%) or more of the issued and outstanding common stock of Purchaser and which is to be performed in whole or in part after the date hereof or was entered into prior to the date hereof since inception. Neither any officer, director, nor ten percent (10%) stockholder of Purchaser has, or has had since inception of Purchaser, any known interest, direct or indirect, in any such transaction with Purchaser which was material to the business of Purchaser. Purchaser has no commitment, whether written or oral, to lend any funds to, borrow any money from, or enter into any other transaction with, any such affiliated person.

Section 2.13 Valid Obligation. This Agreement and all agreements and other documents executed by Purchaser in connection herewith constitute the valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 2.14 Information. The information concerning Purchaser set forth in this Agreement is complete and accurate in all material respects and does not contain any untrue statements of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 2.15 Representations and Warranties of TRX.

(a) Organization. TRX is an exempted company incorporated, validly existing, and in good standing under the laws of the Cayman Islands and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the currently effective Memorandum and Articles of Association, as amended (the “TRX Charter”). TRX has taken all action required by law, the TRX Charter, SEC or otherwise to authorize the execution and delivery of this Agreement, and TRX has full power, authority, and legal right and has taken all action required by law, the Purchaser Charter, SEC or otherwise to consummate the transactions herein contemplated.

(b) No Conflict With Other Instruments. The execution of this Agreement and the consummation of the Transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which TRX is a party or to which any of its assets, properties or operations are subject.

(c) Approval of Agreement. The board of directors of TRX has unanimously authorized the execution and delivery of this Agreement by TRX and has approved this Agreement and the Transactions contemplated hereby.

(d) Valid Obligation. This Agreement and all agreements and other documents executed by TRX in connection herewith constitute the valid and binding obligation of TRX, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

ARTICLE III

EXCHANGE OF SHARES AND EARN-OUT

Section 3.01 Exchange of Shares. On the Closing Date, Sellers, severally but not jointly, shall sell, assign and transfer to Purchaser, and Purchaser shall purchase, acquire and accept from Sellers, the Seller Company Shares set forth opposite each Seller’s name on Schedule A, which collectively represent 100% of the Company Shares, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description.

Section 3.02 Payment of Purchase Price; Share Exchange.

(a) Issuance and Deposit of TRX Exchange Shares. Subject to and upon the terms and conditions of this Agreement, at the Closing, (A) each Seller, severally but not jointly, shall transfer all of the Seller Company Shares held by such Seller as set forth opposite such Seller’s name on Schedule A to Purchaser; and in exchange, and in full payment for the Seller Company Shares so transferred to Purchaser, (B) TRX shall issue the number of TRX Exchange Shares to be registered in the name of such Seller or the Seller’s designee as set forth opposite such Seller’s name on Schedule A (the total number of such TRX Exchange Shares so issued, the “Total TRX Exchange Shares”), which shall be immediately deposited in escrow in accordance with Section 3.02(b). At the Closing, the Company shall, and shall cause the escrow agent under the Escrow Agreement to, deliver to each Seller all such documents, share certificates and/or shareholder statements reasonably satisfactory to such Seller evidencing such deposit of the TRX Exchange Shares. The number of the Total TRX Exchange Shares issued hereunder shall be determined as follows:

Total TRX Exchange Shares = USD 150,000,000 / Y

Where:

“Y” refers to the weighted average closing price of the TRX Class A Shares over the three (3) months preceding the date hereof, which shall be USD 1.478 per share.

(b) Escrow. Upon issuance, all TRX Exchange Shares issued to any Seller pursuant to Section 3.02(a) shall be immediately deposited in escrow for the benefit of such Seller, to be released to such Seller in accordance with the Escrow Agreement (the “Release”).

Section 3.03 The Closing. The closing of the Exchange (the “Closing”) will occur at the offices of Purchaser’s U.S. securities counsel, iTKG Law LLC, located at 100 Corporate Drive, Suite 302, Lebanon, NJ 08833 on such date which shall be no later than 2 business days after all of the conditions set forth in Articles VI and VII have been satisfied or waived (except for such closing conditions which by their nature are to be satisfied at the Closing, but nonetheless subject to the satisfaction or waiver thereof at the Closing), or on such other date as the Company, the Sellers and the Purchaser may unanimously agree (the “Closing Date”). The Closing may be undertaken remotely by delivery of facsimile/email and/or pdf signatures and documents, with the electronic exchange of transaction documents. Except for the issuance of stock certificates as necessary provided hereunder, all closing deliverables and transaction documentation may be finalized and executed electronically.

Section 3.04 Performance Targets; Escrow Share Release; Make-Good for Shortfall and Earn-Out Shares.

(a) Escrow Share Release: All of the TRX Exchange Shares issued at Closing shall be placed in escrow and Released only pursuant to the terms of this Agreement and the Escrow Agreement. As used herein, capitalized terms used but not otherwise defined shall have the meanings ascribed to such terms as follows:

“Actual Revenue” refers to any of Period One Revenue, Period Two Revenue, Period Three Revenue, and Period Four Revenue as applicable to the Performance Period to which such Actual Revenue relates.

“Performance Evaluation Period” refers to the period commencing on the first day of the month following the Closing Date and ending on the earlier of (a) the last day of the month that is the 36th month following the Closing Date, or (b) the last day of a Performance Period in which the cumulative Revenue of such Performance Period and the Performance Period(s) prior to it has reached the Performance Target.

“Performance Period” refers to any of Period One, Period Two, Period Three and Period Four, as applicable.

“Performance Target” means RMB150,000,000.

“Period One” refers to the period between the first day of the month following the Closing Date and the subsequent first October 31.

“Period One Revenue” refers to the Company’s actual Revenue as reflected in its consolidated financial statements, which are prepared in accordance with GAAP and reviewed by an auditor1 jointly appointed by TRX and the Company, for Period One.

“Period Two” refers to the full fiscal year of the Company following Period One.

“Period Two Revenue” refers to the Company’s actual Revenue for Period Two.

“Period Three” refers to the full fiscal year of the Company following Period Two.

“Period Three Revenue” refers to the Company’s actual Revenue for Period Two.

“Period Four” refers to the remaining period of the Performance Evaluation Period following Period Three, if applicable.

“Period Four Revenue” refers to the Company’s actual revenue as reflected in its consolidated financial statements, which are prepared in accordance with GAAP and reviewed by an auditor, jointly appointed by TRX and the Company, for Period Four.

“Revenue” has the meaning as set forth in Section 3.04(d).

(i) Period One: Upon completion of Period One, the number of TRX Exchange Shares to be Released from escrow (“Period One Release Shares”) to the Sellers shall be calculated as follows:

Period One Release Shares = (Period One Revenue ÷ RMB 150,000,000 ) x Total TRX Exchange Shares

(ii) Period Two: Upon completion of Period Two, to the extent there are TRX Exchange Shares remaining in escrow after the Release of Period One Release Shares, the number of TRX Exchange Shares to be Released from the escrow to the Sellers (“Period Two Release Shares”) shall be calculated as follows:

Period Two Release Shares = (Period Two Revenue ÷ RMB 150,000,000 ) x Total TRX Exchange Shares

(iii) Period Three: Upon completion of Period Three, to the extent there are TRX Exchange Shares remaining in escrow after the Release of Period One Release Shares and Period Two Release Shares, the number of TRX Exchange Shares to be Released from the escrow to the Sellers (“Period Three Release Shares”) shall be calculated as follows:

Period Three Release Shares = (Period Three Revenue ÷ RMB 150,000,000 ) x Total TRX Exchange Shares.

(iv) Period Four: Upon completion of Period Four, to the extent there are TRX Exchange Shares remaining in escrow after the Release of Period One Release Shares, Period Two Release Shares and Period Three Release Shares, the number of TRX Exchange Shares to be Release from the escrow to the Sellers (“Period Four Release Shares”) shall be calculated as follows:

Period Four Release Shares = (Period Four Revenue ÷ RMB 150,000,000 ) x Total TRX Exchange Shares.

(vi) Forfeiture of Unreleased TRX Exchange Shares. Notwithstanding anything to the contrary provided in this Agreement, any TRX Exchange Shares that are not Released pursuant to this Section 3.04 by the conclusion of Period Four shall be automatically forfeited and returned to TRX, with no further rights, claims, or entitlements by the Sellers.

(b) Make-Good for Shortfall: In the event that the Company incurs a Net Loss (as defined below) for any Performance Period, the Members of the Management Team identified on Exhibit A (each, a “Make-Good Obligor” and collectively, the “Make-Good Obligors”) shall be required to compensate for the Net Loss in cash payable to TRX within 15 days upon the issuance of the Performance Certificate pursuant to Section 3.04 (d). The percentage allocations among the Make-Good Obligators of the Net Loss payable to TRX by each Mark-Good Obligor for each Period is set forth in Schedule A attached hereto, which may be amended by the unanimous approval of the Company and all Make-Good Obligors in writing. The Make-Good Obligators shall be jointly and severally liable to TRX for such Net Loss payable to TRX hereunder.

(c) Earn-Out Shares. To the maximum extent permitted under PRC law, the Company shall distribute to Purchaser, in cash, an amount equal to its after-tax Net Income for each Period, less any amounts reasonably required for working capital needs and other operational requirements as determined in good faith by the Company’s board of directors (such distribution, the “Earnings Distribution”). The Company shall first calculate the Earnings Distribution for an applicable Performance Period and provide reasonable details to support its calculation to Purchaser and TRX within 10 business days upon the finalization of the Company’s audited or auditor-reviewed, financial statements, as applicable, for such Period for Purchaser and TRX’s review and confirmation. Subject to Section 3.04(e), TRX shall prepare and issue a Performance Certificate within five (5) days upon receipt of the Company’s calculation in accordance with Section 3.04(d) and the Company shall make the Earnings Distribution to Purchaser within 15 days following the issuance of the foregoing Performance Certificate by TRX. For each Performance Period, to the extent the Company makes any Earning Distribution to Purchaser, additional TRX Class A Shares shall be issued to person(s) and/or their respective designees as set forth in Exhibit B attached hereto (each an “Earn-Out Party” and collectively, the “Earn-Out Parties”), calculated as the product of (A) (i) the Earning Distribution for such Performance Period and (ii) 15, divided by (B) the Per Share Price, with the Per Share Price being the weighted average closing price of the TRX Class A Shares over the three (3) months preceding the closing of the applicable Period (the “Earn-Out Shares”). TRX shall issue the Earn-out Shares of the applicable Performance Period to the Earn-Out Parties within 30 following the date the Company makes the full Earnings Distribution to Purchaser in compliance with this Section 3.04(c). The percentage allocation among the Earn-Out Parties of the Earn-Out Shares issuable by TRX to each Earn-Out Party is set forth in Exhibit B attached hereto, which may be amended by the unanimous approval of the Company and all Earn-Out Parties.

(d) Performance Certificate. For purposes of this Section 3.04, “Revenue,” “Net Income,” and “Net Loss” refer to line items as reflected in the Company’s audited and consolidated financial statements of the relevant Performance Period prepared in accordance with GAAP, except that such line items for Period One and Period Four shall be those reflected in the Company’s unaudited consolidated financial statements prepared in accordance with GAAP and reviewed by an auditor jointly appointed by TRX and the Company for Period One or Period Four, as applicable. For purposes of clarification, it is understood by the parties hereto that the auditor referred to in the foregoing shall be TRX’s then auditor that is engaged to perform audit and issues auditor report(s) on TRX and its subsidiaries for purposes of TRX’s filings with the U.S. Securities and Exchange Commission as required by the applicable U.S. federal securities law and exchange rules. If any Release of TRX Exchange Shares from escrow for a Performance Period is required pursuant to this Section 3.04, it shall occur no later than 15 business days after the issuance of a performance certificate by TRX (each, a “Performance Certificate”) that sets forth the Revenue and Net Income, Earnings Distribution and/or Net Loss, as applicable, for the applicable Performance Period and the TRX Exchange Shares to be released from escrow, if any, in accordance with this Section 3.04. Each Performance Certificate shall be issued within five (5) business days of the completion of the preparation of the audited or auditor-reviewed, financial statements for the applicable Period.

(e) Dispute Resolution Regarding Financial Statements and Performance Certificate.

(i) If any party disputes the results reflected in the Company’s audited or auditor-reviewed financial statements, as applicable, or the Performance Certificate issued pursuant to this Section 3.04 (a “Financial Dispute”), such dispute must be raised within ten (10) business days of the issuance of the Performance Certificate , and before the corresponding release of any TRX Exchange Shares from escrow based on such Performance Certificate. Failure to raise a dispute within this timeframe shall constitute a waiver of any right to contest the financial results for that Performance Period, and the TRX Exchange Shares shall be released in accordance with the undisputed Performance Certificate.

(ii) Initiation of Dispute Process. To initiate a Financial Dispute, the disputing party must: (1) Provide written notice to the non-disputing party within ten (10) business days of the issuance of the Performance Certificate, specifying the disputed financial items in reasonable detail. (2) Propose an independent auditor candidate within fifteen (15) business days of issuing the dispute notice. The independent auditor must be a reputable auditing firm with relevant expertise and shall not have provided audit or advisory services to either party in the past three (3) years. The non-disputing party shall approve or reject the proposed independent auditor within five (5) business days of receiving the proposal. Approval shall not be unreasonably withheld, and if the non-disputing party fails to respond within this period, the proposed independent auditor shall be deemed approved. The independent auditor shall complete its review and issue its findings within twenty (20) business days of appointment. Subject to the compliance with the relevant accounting and auditing principles, the independent auditor shall consider only those items and amounts that are relevant to resolving the disputes, and may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party.

(iii) Final Determination & Adjustment. The independent auditor shall review the disputed financial items and propose any necessary revisions. The final determination shall be calculated as the midpoint between: (1) the figures set forth in the original Performance Certificate, and (2) the revised figures proposed by the independent auditor. Absent fraud, willful misconduct, intentional misrepresentation, gross negligence, the parties shall be bound by the final revised calculation, which shall be conclusive and not subject to further challenge or appeal. Any TRX Exchange Shares to be released from escrow, any Earn-Out Shares issuable, any Earning Distribution distributable, or any Make-Good payments due shall be adjusted accordingly based on the final revised calculation.

(iv) Costs and Expenses Allocation. The costs and expenses of the independent auditor’s review shall be allocated as follows: (1) If the independent auditor’s revised calculation results in an adjustment of 5% or more in favor of the disputing party, the non-disputing party shall bear the full cost. (2) If the adjustment is less than 5%, the parties shall share the cost equally.

(v) Suspension of Escrow Release Until Resolution. No release of TRX Exchange Shares of the applicable Performance Period from escrow shall occur until the dispute resolution process is completed, and the final revised calculation has been determined in accordance with this Section 3.04(e). The timeline for the release of TRX Exchange Shares shall be adjusted accordingly to accommodate the dispute resolution process. Once resolved, TRX shall Release the escrowed TRX Exchange Shares within five (5) business days of the final revised calculation.

(f) Company Fiscal Year End. The Company shall and the Seller Representative shall cause the Company, to maintain or adjust, as applicable, its fiscal year-end so that it ends on October 31, consistent with that of TRX.

Section 3.05 Section 368 Reorganization. For U.S. federal income tax purposes, the Exchange is intended to constitute a “reorganization” within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”). The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. Notwithstanding the foregoing or any other provision of this Agreement, the parties acknowledge and agree that: (i) no party is making any representation or warranty regarding the qualification of the Exchange as a reorganization under Section 368(a)(1)(B) of the Code or regarding the tax consequences of the Exchange for Sellers; (ii) each party has had the opportunity to obtain independent legal and tax advice with respect to the Exchange and its tax consequences; (iii) each party is responsible for its own tax obligations arising from the Exchange, including without limitation any adverse tax consequences resulting from the Exchange not qualifying as a reorganization under Section 368(a)(1)(B) of the Code.

Section 3.06 Closing Events. On the Closing Date, Purchaser, the Company, and each of the other Sellers shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered on or prior to the Closing Date, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to fully effectuate or evidence the transactions contemplated hereby. For purposes of this Agreement, the Sellers hereby appoint Mr. Wei Zhu (祝伟) as the seller representative (the “Seller Representative”) to act on behalf of all Sellers with respect to all matters related to the Closing, including the delivery of documents by each of the other Sellers and the facilitation of any actions required of the Sellers under this Agreement. Purchaser shall be entitled to deal exclusively with the Seller Representative in connection with all such matters, and any actions taken by the Seller Representative shall be binding on all Sellers.

Section 3.07 Termination. This Agreement may only be terminated prior to the Closing Date by (a) the mutual written agreement of the parties hereto; (b) Purchaser and/or TRX in the event that the Company and/or Sellers fail to meet all non-waived conditions set forth in Article VII herein in all material respects after six (6) months following the date of this Agreement, or (c) the Company and/or Sellers only in the event that Purchaser fails to meet all non-waived conditions set forth in Article VI herein in all material respects after six (6) months following the date of this Agreement. If this Agreement is terminated pursuant this Section 3.07, this Agreement shall be of no further force or effect, and no obligation, right or liability shall arise hereunder, except as set forth herein below.

Section 3.08 Legal Counsel Representation. iTKG Law LLC serves exclusively as legal counsel for TRX in connection with the Transactions contemplated by this Agreement. iTKG Law LLC does not represent, and shall not be deemed to represent, any Seller or the Company in any capacity. No Seller or the Company is entitled to rely on any advice, communications, or work product of iTKG Law LLC in relation to this Agreement or the Transactions contemplated hereby. Each Seller and the Company are encouraged to retain their own independent legal counsel to advise them with respect to this Agreement and all related matters.

ARTICLE IV

COVENANTS OF THE COMPANY AND SELLERS

Section 4.01 Access and Investigation. Between the date of this Agreement and the Closing Date, the Company shall, the Seller Representative and the other Management Sellers shall cause the Company to, (a) afford Purchaser, TRX and their respective agents, advisors and attorneys during normal business hours, and upon reasonable notice, full and free access to the Company’s senior personnel, properties, contracts, books and records, and other documents and data, (b) furnish Purchaser, TRX and their respective agents, advisors and attorneys with copies of all such contracts, books and records, and other existing documents and data as such party may reasonably request and (c) furnish Purchaser, TRX and their respective agents, advisors and attorneys with such additional financial, operating, and other data and information as such party may reasonably request, provided that none of such access and investigation shall interfere with or affect the Company’s normal conduct of business.

Section 4.02 Delivery of Books and Records. On or prior to the Closing Date, the Company shall provide Purchaser and TRX access to the originals of the corporate minute books, books of account, contracts, records, and all other books or documents of the Company now in the possession of the Company or its representatives.

Section 4.03 Operation of the Business of the Company.

(a) Between the date of this Agreement and the Closing Date, the Company will:

(i) conduct its business only in the ordinary course of business consistent with past practice;

(ii) use its best efforts to preserve intact its current business organization and business relationships and those of the Company’s subsidiaries, including, without limitation, their respective relationships with suppliers, customers, landlords, creditors, officers, employees and agents;

(iii) not create any new, or capitalize or conduct any business through, any subsidiary;

(iv) not issue any equity securities (or any interest therein); and

(v) not perform any act that would require the consent of Sellers or any of them.

(b) Notwithstanding the foregoing, between the date of this Agreement and the Closing Date, the Company will not directly or indirectly, without the prior written consent of Purchaser, engage in any transaction with, or enter into any agreement with any officer, director or stockholder of the Company, or any affiliate thereof.

Section 4.04 No Transfers of Interests. Between the date of this Agreement and the Closing Date, (A) no Seller shall assign, transfer, mortgage, pledge or otherwise dispose of any or all of its Company Shares (or any interest therein) or grant any person the option or right to acquire any Company Shares (or any interest therein), and (B) without the prior written consent of the Purchaser, no Seller shall cause or agree for the Company to, and the Company shall not, engage in any contact or negotiation, whether public or private, with any third party regarding any equity or debt financing of the Company. Any breach of this provision by any Seller or the Company shall constitute a material breach of this Agreement, and such breaching party and the Company shall bear liability for such material breach in accordance with this Agreement

Section 4.05 Required Filings and Approvals. As promptly as possible after the date of this Agreement, the Company and Sellers will make all filings and obtain all approvals required to be made by the Company and/or Sellers in order to consummate the Transactions contemplated by this Agreement. Between the date of this Agreement and the Closing Date, the Company and Sellers will (i) cooperate with Purchaser with respect to all filings that Purchaser elects to make or is required to make in connection with the Transactions contemplated by this Agreement and (ii) cooperate with Purchaser in obtaining any consents or approvals required to be obtained by Purchaser in connection herewith.

Section 4.06 Notification. Between the date of this Agreement and the Closing Date, the Company and the applicable Seller will promptly notify Purchaser in writing if the Company or such Seller become aware of any fact or condition that causes or constitutes a breach of any of the representations and warranties of the Company or such Seller, as the case may be, as of the date of this Agreement and as of the Closing Date, or if the Company or any Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Schedules to this Agreement if such Schedules were dated the date of the occurrence or discovery of any such fact or condition, the Company or such Sellers as the case may be, will promptly deliver to Purchaser a supplement to the Schedules to this Agreement specifying such change; provided, however, that such delivery shall not materially adversely affect any rights of Purchaser set forth herein. During the same period, the Company and the applicable Seller will promptly notify Purchaser of the occurrence of any breach of any covenant of the Company or such Seller in this Article IV herein or of the occurrence of any event that may make the satisfaction of the conditions in Article VII impossible or unlikely.

Section 4.07 [INTENTIONALLY LEFT BLANK]

Section 4.08 Approval by the Company and Sellers. This Agreement and the Transactions contemplated hereby shall have been approved by the board of directors and shareholders of the Company, by each Seller and the board of directors (and/or equivalent) of each Seller (as to such Seller) prior to the date hereof.

Section 4.09 Closing Conditions. Between the date of this Agreement and the Closing Date each of the Company and Sellers shall use its best efforts to cause the conditions in Article VII to be satisfied as promptly as possible.

Section 4.10 No Solicitation or Negotiation. During the period between the date of this Agreement and the Closing Date, neither the Company nor any Seller shall (and each Seller and the Company shall cause its officers, directors not to) (i) solicit, initiate, consider, encourage or accept any other proposals or offers from any person (A) relating to any acquisition or purchase of all or any portion of the shares or assets of the Company or any Seller, (B) to enter into any merger, consolidation or other business combination with the Company or any Seller or (C) to enter into a recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to the Company or any Seller or (ii) participate in any discussions, conversations, negotiations and other communications regarding, or furnish to any other persons any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other person to seek to do any of the forgoing. The Company and Sellers shall immediately cease and cause to be terminated all existing discussions, conversations, negotiations and such proposals or offer, or any inquiry or other contact with any person with respect thereto.

Section 4.11 No Change to Existing Structure; Management and Oversight of the Company. Following the consummation of the Transaction,

(a)            Prior to the expiration of the Performance Evaluation Period, without TRX’s prior written consent, the operation and management of the Company shall continue to be led by the core management team members of the Company (each a “Core Member” and collectively, the “Core Members”) , including (1) Zhu Wei (祝伟), as the Chief Executive Officer, (2) Zhang Youshu (张友书) as the Chief Financial Officer, (3) Guo Jinpeng (郭晋鹏), as the Chief Technology Officer and (4) Cao Dan (曹丹), as the Chief Marketing Officer. Each Core Member shall enter into an employment agreement with the Company to the Purchaser’s satisfaction; provided, however, that the Purchaser shall have the right to appoint necessary personnel, including but not limited to directors, financial officers, and auditors, to oversee and supervise the lawful operations of the Company, provided that such personnel shall not interfere with the reasonable daily operations of the Company. In the event that any Core Member voluntarily terminates his employment with the Company or ceases to serve the Company in the foregoing capacity for any reason without the Purchaser’s prior written consent, whether or not such Core Member’s employment with the Company is terminated, any TRX Class A Shares issued to such Core Member that remain in escrow shall be deemed to have been forfeited by such Core Member without any further action by any Party. Conversely, if TRX unilaterally terminates a Core Member’s employment without Cause (as defined in such Core Member’s employment agreement) prior to the expiration of the Performance Evaluation Period, then all unvested TRX Exchange Shares issued to such Core Member that remain in escrow shall be Released within five (5) business days upon termination. For the avoidance of doubt, any TRX Class A Share issued to the Core Member who is also an Earn-Out Party pursuant to Section 3.04(c) shall not be held in escrow, only the TRX Exchange Shares that are issued at Closing to such Core Member shall be held in escrow and be Released in accordance with this Section 4.16(a) and Section 3.04(a).

(b)            Upon the expiration of the Performance Evaluation Period, the Parties may mutually agree to continue their cooperation or, alternatively, may agree to spin off the Company for independent operations or a public listing. If, during the Performance Periods, the Company successfully fulfills all Performance Targets or achieves them ahead of schedule, then upon the expiration of the Performance Periods, the Purchaser agrees to take necessary actions permitted by applicable rules and regulations to spin off the Company for an independent public listing and shall make its best reasonable effort to ensure that Mr. Zhu Wei retains his management authority over the Company.

(c)            The Company and each Seller shall fully cooperate with the Purchaser in maintaining the legal and compliance requirements in all jurisdictions where the Company operates as well as the compliance requirements applicable to the Purchaser, including securities laws and exchange regulations of the United States. The Company shall assist with legal and audit-related tasks and shall refrain from actions that could harm the Purchaser’s brand and reputation.

Section 4.12 Non-Competition. The Company, each Management Seller hereby covenant not to and shall cause their directors (other than directors designated by Haier, Eastern Bell and Sinovation), officers and management not to: (a) engage in any competitive activities in the current line of business of the Company, in particular in any operation of and any acquisition of or offer to acquire direct or indirect shareholdings in competitors, other than acquiring less than 5% direct or indirect equity interest of a publicly listed company which is a competitor to the Company; (b) establish any company or business which directly competes with the current line of business of the Company; (c) solicit or entice away or act as intermediary for soliciting or enticing away of any individual who is an employee of the Company on the date of this Agreement for any competitive activity; and (d) acquire or entice or act as intermediary for acquiring any customer or supplier of the Company.

Section 4.13 Further Assurances.

(a)            The ODI Sellers (as defined in Schedule A) shall take all necessary actions and the Company shall provide reasonable assistance to the ODI Sellers to obtain the ODI Approvals (as defined below) for the Transactions contemplated in this Agreement, and the ODI Sellers and the Company shall cooperate in good faith in the process of the subsequent funds flow involved.

(b)            The Company and the Sellers shall take all necessary actions and provide reasonable assistance to TRX in connection with any regulatory filings, notifications, and compliance obligations arising from the transactions contemplated under this Agreement, including but not limited to: (a) filings required by the China Securities Regulatory Commission (CSRC), including compliance with the Administrative Measures for the Overseas Issuance and Listing of Securities by Domestic Enterprises;(b) disclosures, reports, or applications required under U.S. federal and state securities laws, including filings with the Securities and Exchange Commission (SEC) and Nasdaq; and (c) any other regulatory or stock exchange requirements applicable to TRX as a result of the transactions contemplated under this Agreement. In furtherance of the foregoing, the Company and the Sellers agree to: (a) execute and deliver any additional documents, instruments, or certifications reasonably requested by TRX to facilitate compliance with regulatory requirements; (b) provide, within three (3) business days of TRX’s request, all necessary documentation, certifications, or confirmations required to complete any regulatory filings, including but not limited to CSRC filings within three (3) business days after the completion of an offshore securities issuance or listing; and (c) make their respective representatives available for consultation with TRX’s legal counsel and regulatory authorities as necessary.

ARTICLE V

COVENANTS OF PURCHASER AND TRX

Section 5.01 Access and Investigation. Between the date of this Agreement and the Closing Date, Purchaser and TRX will (a) afford the Company, the Seller Representative and each of their respective agents, advisors and attorneys during normal business hours and upon reasonable notice, full and free access to Purchaser and TRX’s senior personnel, properties, contracts, books and records, and other documents and data, (b) furnish the Company, the Seller Representative and each of their respective agents, advisors and attorneys with copies of all such contracts, books and records, and other existing documents and data as the Company may reasonably request and (c) furnish the Company, the Seller Representative and each of their respective agents, advisors and attorneys with such additional financial, operating, and other data and information as the Company or the Seller Representative may reasonably request.

Section 5.02 Required Filings and Approvals. As promptly as practicable after the date of this Agreement, Purchaser and TRX will make all filings required to be made by it in order to consummate the Transactions contemplated by this Agreement. Between the date of this Agreement and the Closing Date, Purchaser and TRX will cooperate with the Company with respect to all filings that the Company elects to make or is required to make in connection with the Transactions contemplated by this Agreement, and cooperate with the Company in obtaining any consents or approvals required to be obtained by the Company in connection herewith. The Purchaser and TRX shall take all necessary actions and provide reasonable assistance to the Company and the ODI Sellers to obtain the ODI Approvals for the transaction contemplated in this Agreement, as well as the subsequent funds flow involved.

Section 5.03 Notification. Between the date of this Agreement and the Closing Date, Purchaser and TRX will promptly notify the Company and Sellers in writing if Purchaser and/or TRX become aware of any fact or condition that causes or constitutes a breach of any of the representations and warranties of Purchaser and/or TRX, as of the date of this Agreement, or if Purchaser and/or TRX become aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Schedules to this Agreement if the Schedules to the Agreement were dated the date of the occurrence or discovery of any such fact or condition, Purchaser and/or TRX will promptly deliver to the Company and Sellers a supplement to the Schedules to the Agreement specifying such change; provided, however, that such delivery shall not materially adversely affect any rights of the Company and Sellers set forth herein. During the same period, Purchaser and/or TRX will promptly notify the Company and Sellers of the occurrence of any breach of any covenant of Purchaser and/or TRX in this Article V or of the occurrence of any event that may make the satisfaction of the conditions in Article VI impossible or unlikely.

Section 5.04 Approval by Purchaser. This Agreement and the transactions contemplated hereby shall have been approved by the boards of directors of Purchaser and TRX prior to the date hereof.

Section 5.05 Closing Conditions. Between the date of this Agreement and the Closing Date, Purchaser and TRX will use its best efforts to cause the conditions in Article VII to be satisfied as promptly as possible.

Section 5.06 Special Provisions. Following the Closing and before the expiration of the Performance Evaluation Period, Purchaser and TRX agree to comply with the special provisions as set forth in Schedule B.

Section 5.08 Registration Rights. TRX agrees to register the TRX Exchange Shares subject pursuant to the terms and conditions as set forth in Appendix A attached thereto.

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER AND TRX

The obligations of Purchaser and TRX under this Agreement are subject to the satisfaction, on or before the Closing Date, of the following conditions (any of which may be waived by Purchaser and TRX, in whole or in part):

Section 6.01 Accuracy of Representations. The representations and warranties made by the Company and Sellers in this Agreement were true in all material aspects when made and shall be true in all material aspects at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement).

Section 6.02 Performance by the Company and Sellers.

(a) All of the covenants and obligations that the Company and Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

(b) [intentionally omitted.]

Section 6.03 Consents. All consents, waivers, approvals, authorizations or orders pursuant to all contracts, licenses, laws, rules or regulations, permits, trademarks and other intangibles required to be obtained, and all filings required to be made, by the Company and Sellers for the authorization, execution and delivery of this Agreement and the consummation by them of the Transactions contemplated by this Agreement or for the continued operation of the Company as presently operated after the Closing Date to the extent required by law, shall have been obtained and made by the Company and Sellers, as the case may be. For purpose of clarity, the ODI Sellers shall have obtained the ODI Approvals for the transactions contemplated by this Agreement. “ODI Approvals” shall mean: (i) the outbound direct investment project filing with the local counterparts of the National Development and Reform Commission of the PRC; (ii) the outbound direct investment certificate issued by the MOFCOM, including the filling of amendment; and (iii) the outbound direct investment foreign exchange registration with the local counterparts of SAFE or its authorized bank.

Section 6.04 Officer’s Certificate of the Company. The Company shall have delivered to Purchaser a certificate dated as of the Closing Date and signed by a duly authorized officer of the Company to the effect that (a) each of the conditions set forth in Sections 6.01, 6.02 and 6.03 have been fully satisfied, (b) no litigation, proceeding, investigation, or inquiry is pending, or to the best knowledge of the Company threatened, which might result in an action to enjoin or prevent the consummation of the Transactions contemplated by this Agreement, or, to the extent not disclosed in the Selling Party Disclosure Schedules, by or against the Company, which might result in any material adverse change in any of the assets, properties, business, or operations of the Company, and (c) no Material Adverse Effect shall have occurred with respect to the Company since the date of this Agreement.

Section 6.05 Certificates of Sellers. The Seller Representative shall have delivered to Purchaser a certificate dated as of the Closing Date executed by the Seller Representative, on behalf of all Sellers, certifying the satisfaction of the conditions specified in Sections 6.01, 6.02 and 6.03 herein above.

Section 6.06 Legal Opinion. Purchaser shall have received from the Company a copy of duly executed legal opinion addressed to Purchaser and TRX and dated as of the Closing Date from (i) the Company’s PRC legal counsel, and (ii) the Company’s Cayman legal counsel.

Section 6.07 Certified Company Charter. A certified copy of the Company’s register of members (or such other equivalent document evidencing share ownership as applicable under Cayman Islands law), showing the Purchaser as the sole shareholder of the Company as of the Closing Date, certified by the Chief Executive Officer of the Company, shall be delivered to the Purchaser at Closing, together with evidence that such register has been duly updated and maintained in accordance with applicable Cayman Islands law.

Section 6.08 Share Certificates and Transfer Instruments. Purchaser shall have received from each Seller share certificates representing the Seller Company Shares, together with executed instruments of transfer dated as of the Closing Date in respect of the Company Shares in favor of Purchaser and in form reasonably acceptable for transfer on the books of the Company.

Section 6.09 Employment Agreements. Purchaser shall have received employment agreements, in each case effective as of the Closing Date, in form and substance reasonably satisfactory to Purchaser (the “Employment Agreements”), between each of the Core Management Member and the Company .

Section 6.10 No Governmental Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 6.11 CEO’s Certificate of the Company. On the Closing Date, the Company shall deliver to Purchaser a certificate, executed by the Chief Executive Officer (or equivalent thereof) of the Company certifying attached copies of (i) the Charter Documents of the Company and each subsidiary of the Company, (ii) the resolutions of the Company’s board of directors approving this Agreement, the other Transaction Documents and the Transactions contemplated hereby and thereby, (iii) the incumbency of each authorized officer of the Company signing this Agreement and any other agreement or instrument contemplated hereby to which the Company is a party.

Section 6.12 Good Standing Certificates. On the Closing Date, the Company shall deliver to the Purchaser a certificate of good standing from the Registrar of Companies, dated as of a date within ten (10) business days of the Closing Date, certifying that the Company is in good standing as a company in the Cayman Islands.

Section 6.13 Additional Documents. The Company and Sellers shall have delivered to Purchaser such other documents as Purchaser may have reasonably requested for the purpose of (i) evidencing the accuracy of any of the representations and warranties of the Company and Sellers in this Agreement, (ii) evidencing the performance of, or compliance by the Company and Sellers with, any covenant or obligation required to be performed or complied with hereunder by the Company or Sellers, as the case may be, (iii) evidencing the satisfaction of any condition referenced herein (including, without limitation such opinions of the Cayman Islands or PRC counsel to the Company), or (iv) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND SELLERS

The obligations of the Company and Sellers under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions (any of which may be waived by the Company and Sellers, in whole or in part):

Section 7.01 Accuracy of Representations. The representations and warranties made by Purchaser and TRX in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement).

Section 7.02 Performance by Purchaser.

(a) All of the covenants and obligations that Purchaser and TRX are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

(b) Each document required to be delivered by Purchaser and TRX pursuant to this Agreement at or prior to Closing must have been delivered.

Section 7.03 Consents. All material consents, waivers, approvals, authorizations or orders pursuant to all contracts, licenses, laws, rules or regulations, permits, trademarks and other intangibles required to be obtained, and all filings required to be made prior to the Closing, by Purchaser and TRX for the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement to the extent required by law, shall have been obtained and made by Purchaser.

Section 7.04 Good Standing Certificate. On the Closing Date, Purchaser shall deliver to the Company and Sellers a certificate of good standing from the Registrar of Companies, dated as of a date within ten (10) business days of the Closing Date, certifying that Purchaser is in good standing as a company in the Cayman Islands.

Section 7.07 Share Certificates. Sellers shall have received from Purchaser and/or TRX share certificates or book entries recording ownership of such share reflecting the ownership of their respective pro rata shares of the TRX Exchange Shares by each of Sellers (or their designees) as set forth on Schedule A.

Section 7.08 Additional Documents. Purchaser and TRX shall have delivered such other documents as the Company and/or the Stockholders may have reasonably requested prior to the date hereof for the purpose of (i) evidencing the accuracy of any of the representations and warranties of Purchaser in this Agreement, (ii) evidencing the performance of, or compliance by Purchaser with, any covenant or obligation required to be performed or complied with hereunder by Purchaser, (iii) evidencing the satisfaction of any condition referenced herein or (iv) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

ARTICLE VIII

INDEMNIFICATION

Section 8.01 Indemnification by the Company and the Management Sellers. The Company and the Management Sellers hereby shall jointly and severally indemnify, defend, and hold harmless TRX, the Purchaser, their respective affiliates, officers, directors, employees, agents, successors, and assigns (collectively, the “TRX Indemnified Parties”) from and against any and all losses, damages, liabilities, claims, demands, judgments, fines, penalties, costs, and expenses (including reasonable attorneys’ fees and costs) (collectively, the “Losses”) arising out of or relating to:

(a) any inaccuracy appearing in or misrepresentations made by the Company and/or any Seller under Article I of this Agreement;

(b) any breach of any representation, warranty, covenant, or agreement of the Company or the Sellers contained in this Agreement or any document delivered pursuant hereto;

(c) Any violation of applicable laws, regulations, or compliance obligations by the Company or the Sellers, including but not limited to any failure to comply with regulatory filing requirements under CSRC, SEC, Nasdaq, or other relevant authorities;

(d) any fraud, gross negligence, willful misconduct, or intentional misrepresentation by the Company, each of the Management Sellers or the Seller Representative;

(e) any liabilities, debts, or obligations of the Company Entities or the Seller Representative occur prior to the Closing Date, or occur after the Closing Date yet as a result of, or based upon or arising from any activities prior to the Closing Date that are not expressly assumed by TRX or the Purchaser under this Agreement; and

(f) failure to fully pay up the registered capital of Tianjin Aideng, Beijing Yading and WFOE as of December 31, 2026.

Section 8.02 Indemnification by the Sellers. Each Seller hereby shall severally and not jointly indemnify, defend, and hold harmless the TRX Indemnified Parties from and against any and all Losses arising out of or relating to:

(a) any inaccuracy appearing in or misrepresentations made by any Seller under Article I of this Agreement;

(b) any breach of any covenant or agreement of such Seller contained in this Agreement or any document delivered pursuant hereto;

(c) any violation of applicable laws, regulations, or compliance obligations by such Seller that results in the Material Adverse Effect to the Company, including but not limited to any failure to comply with regulatory filing requirements under CSRC, SEC, Nasdaq, or other relevant authorities;

(d) any fraud, gross negligence, willful misconduct, or intentional misrepresentation by such Seller; and

(e) any liabilities, debts, or obligations of such Seller occur prior to the Closing Date, or occur after the Closing Date yet as a result of, or based upon or arising from any activities prior to the Closing Date that are not expressly assumed by TRX or the Purchaser under this Agreement.

Section 8.03 Indemnification by the Purchaser. The Purchaser shall indemnify, defend, and hold harmless the Company, the Seller Representative and each Seller, their respective affiliates, officers, directors, employees, agents, successors, and assigns (collectively, the "Selling Party Indemnified Parties", collectively with TRX Indemnified Parties, the “Indemnified Parties” and each an “Indemnified Party”) from and against any and all Losses arising out of or relating to:

(a) any inaccuracy appearing in or misrepresentations made by any of the Purchaser and TRX under Article II of this Agreement;

(b) any breach of any covenant or agreement of any of the Purchaser and TRX contained in this Agreement or any document delivered pursuant hereto;

(c) any violation of applicable laws, regulations, or compliance obligations by any of the Purchaser and TRX that results in the Material Adverse Effect to the Company or such Seller, including but not limited to any failure to comply with regulatory filing requirements under CSRC, SEC, Nasdaq, or other relevant authorities;

(d) any fraud, gross negligence, willful misconduct, or intentional misrepresentation by any of the Purchaser and TRX.

Section 8.04 Indemnification Procedures.

(a) If an Indemnified Party becomes aware of a claim or event that may result in a Loss for which it is entitled to indemnification under this Section, it shall provide prompt written notice to the indemnifying parties (the “Indemnifying Parties”), specifying in reasonable detail the nature of the claim and the amount involved (if known).

(b) The Indemnifying Parties shall have 30 days from receipt of such notice to assume the defense of the claim at their own expense. If the Indemnifying Parties fail to do so, the Indemnified Party shall have the right to defend itself and recover all costs and expenses incurred.

(c) No settlement of any claim that results in liability of the Indemnified Party shall be made without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld.

Section 8.05 Limitation on Liability. For any claims made by a TRX Indemnified Party under Section 8.02 against a Seller, under no circumstance shall the indemnification obligations of such Seller, collectively and in the aggregate, exceed the amount equals the proceeds from the disposal of the TRX Exchange Shares such Seller receives under this Agreement (the “Seller Indemnity Cap”), provided that the Seller Indemnity Cap shall not apply to any claims for indemnification in the event of such Seller’s intentional misrepresentation or fraud.

Section 8.06 Survival. The indemnification obligations set forth in this Section shall survive the Closing and remain in full force and effect for a period of three (3) years from the Closing Date, except for claims related to fraud, willful misconduct, or intentional misrepresentation, which shall survive indefinitely.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Brokers. The parties hereto hereby agree that there are finders or brokers involved in bringing the parties together or who were instrumental in the negotiation, execution or consummation of this Agreement.

Section 9.02 Governing Law; Jurisdiction; Venue; Waiver of Jury Trial. This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to matters of State law, with the laws of the State of New York. Venue for all matters shall be in the City of New York, New York, without giving effect to principles of conflicts of law thereunder. Each of the parties irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the federal courts of the United States sitting in New York City, New York. By execution and delivery of this Agreement, each party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid court, and irrevocably waives any and all rights such party may now or hereafter have to object to such jurisdiction. EACH PARTY (ON BEHALF OF ITSELF AND, TO THE FULLEST EXTENT PERMITTED BY LAW, ON BEHALF OF ITS RESPECTIVE EQUITY HOLDERS) HEREBY WAIVES ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED UPON, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 9.03 Notices. Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by telecopy, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to TRX and to Purchaser, to:	TIAN RUIXIANG Holdings Ltd

Room 918, Jingding Building, Xicheng District

Beijing, 100000

The People’s Republic of China

	Attention:	Ms. Sheng Xu, CEO

	Email:	xuzihui@wdzggroup.com

With copies to:	iTKG Law LLC

100 Corporate Drive, Suite 302

Lebanon, NJ 08833

	Attention:	Laura Hemmann, Esq.

	Email:	Laura.hemmann@itkglaw.com

If to the Company and Seller Representative, to:	Ucare Inc.

Room 810, #3 Chengjiandaoqiao Building, No.9 Jiaogezhuang Street, Nanfaxin County, Shunyi District, Beijing, PRC

Attention: ZHU Wei (祝伟)

Email: zhuwei@yadingdata.com

If to a Seller, to such Seller based on the information provided on such Seller’s signature page.

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given (i) receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier and (iii) upon dispatch, if transmitted by facsimile or telecopy and receipt is confirmed by telephone.

Section 9.04 Attorney’s Fees. In the event that either party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing party shall be reimbursed by the losing party for all costs, including reasonable attorney’s fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 9.05 Confidentiality. Each party hereto agrees with the other that, unless and until the Transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement. In the event of the termination of this Agreement, each party shall return to the other party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each party will continue to comply with the confidentiality provisions set forth herein.

Section 9.07 Recitals. The recitals to this Agreement are true and correct and are incorporated herein, in their entirety, by this reference.

Section 9.08 Third Party Beneficiaries. This Agreement is strictly between Purchaser, Sellers and the Company, and, except as specifically provided herein, no director, officer, stockholder (other than Sellers), employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

Section 9.09 Expenses. Subject to Section 9.04 above, all taxes, fees, or duties arising from the performance of the Exchange shall be borne by each party in accordance with applicable laws and regulations. Each party agrees to fulfill its respective obligations to ensure compliance with the relevant tax requirements.

Section 9.10 Survival; Termination. The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of two (2) years.

Section 9.11 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. In the event that any counterpart signature is delivered by facsimile or other electronic transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or other electronic signature page were an original thereof.

Section 9.12 Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may by amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

Section 9.13 Best Efforts. Subject to the terms and conditions herein provided, each party shall use its best efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the Transactions contemplated hereby shall be consummated as soon as practicable. Each party also agrees that it shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

Section 9.14 Remedies. Each party hereto acknowledges that the rights of each party to consummate the Transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any party, in addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the parties hereto will be entitled to specific performance of their respective obligations hereunder. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agree to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

Section 9.15 Construction. The parties agree that each of them and/or their respective counsel has reviewed and had an opportunity to revise this Agreement and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of Agreements or any amendments hereto or the transactions contemplated hereby.

Section .16 Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the corporate parties hereto have caused this Share Exchange Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first-above written.

Ucare Inc.

By:	/s/ Wei ZHU
Name: Wei ZHU (祝伟)
Title: Director

[Signature Page to Share Exchange Agreement]

IN WITNESS WHEREOF, the corporate parties hereto have caused this Share Exchange Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first-above written.

TIAN RUIXIANG Holdings Ltd

By:	/s/ Sheng Xu

Name: Sheng Xu

Title: Chairman, Chief Executive Officer, and Director

VitaCare Limited

By:	/s/ Hua PANG

Name: Hua PANG (逄华)

Title: Director

[Signature Page to Share Exchange Agreement]

IN WITNESS WHEREOF, the corporate parties hereto have caused this Share Exchange Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first-above written.

Medata Holdings Limited

By:	/s/ Wei ZHU
Name: Wei ZHU (祝伟)
Title: Director

SELLER REPRESENTATIVE:

Wei ZHU (祝伟)

By:	/s/ Wei ZHU

[Signature Page to Share Exchange Agreement]

IN WITNESS WHEREOF, the corporate parties hereto have caused this Share Exchange Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first-above written.

Ucare Holdings Limited

By:	/s/ Lan CHENG
Name: Lan CHENG (程岚)
Title: Director

[Signature Page to Share Exchange Agreement]

IN WITNESS WHEREOF, the corporate parties hereto have caused this Share Exchange Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first-above written.

Meta World Holdings Limited

By:	/s/ Huabin ZHANG
Name: Huabin ZHANG (张华斌)
Title: Director

MAKE-GOOD OBLIGOR:

Huabin ZHANG (张华斌)

By:	/s/ Huabin ZHANG

[Signature Page to Share Exchange Agreement]

IN WITNESS WHEREOF, the corporate parties hereto have caused this Share Exchange Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first-above written.

HarmonyCare Limited

By:	/s/ WONG, Kwong Lung Terence
Name: WONG, Kwong Lung Terence
Title: Director

[Signature Page to Share Exchange Agreement]

IN WITNESS WHEREOF, the corporate parties hereto have caused this Share Exchange Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first-above written.

Sinovation Fund IV, L.P.

By: Sinovation Fund Management IV. L.P.
Its: General Partner

By:	/s/ KAI-FU LEE
Name:	KAI-FU LEE
Title:	Authorized Signatory

上海植才企业管理咨询合伙企业（有限合伙）

By:	/s/ XIONG Hao
Name:	XIONG Hao
Title:	Authorized Signatory

[Signature Page to Share Exchange Agreement]

IN WITNESS WHEREOF, the corporate parties hereto have caused this Share Exchange Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first-above written.

Eastern Bell International XXVII Limited

By:	/s/ Yingchun Zhu
Name:	Yingchun Zhu
Title:	Director

[Signature Page to Share Exchange Agreement]

IN WITNESS WHEREOF, the corporate parties hereto have caused this Share Exchange Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first-above written.

Legendstar Fund IV, L.P.

By:	/s/ Mingyao Wang
Name:	Mingyao Wang
Title:	Authorized Signatory

[Signature Page to Share Exchange Agreement]

IN WITNESS WHEREOF, the corporate parties hereto have caused this Share Exchange Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first-above written.

北京亳海管理咨询合伙企业（有限合伙）

By:	/s/ Zhang Jiacheng
Name:	Zhang Jiacheng
Title:	Authorized Signatory

[Signature Page to Share Exchange Agreement]

IN WITNESS WHEREOF, the corporate parties hereto have caused this Share Exchange Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first-above written.

咸宁星陀威盛股权投资管理合伙企业（有限合伙）

By:	/s/ LIU Zehui
Name:	LIU Zehui
Title:	Authorized Signatory

[Signature Page to Share Exchange Agreement]

Schedule A

LIST OF SELLERS

A.	Management Sellers

1.	Medata Holdings Limited

2.	Ucare Holdings Limited

3.	Meta World Holdings Limited

4.	HarmonyCare Limited

B. Other Sellers

5.	Sinovation Fund IV, L.P.

6.	Eastern Bell International XXVII Limited (“Eastern Bell”)

7.	Legendstar Fund IV, L.P.

8.	北京亳海管理咨询合伙企业（有限合伙）(“Haier”)

9.	上海植才企业管理咨询合伙企业（有限合伙） (“Sinovation RMB Fund”, together with Sinovation Fund IV, L.P., “Sinovation”)

10.	咸宁星陀威盛股权投资管理合伙企业（有限合伙）(“TopStar Capital”, together with Haier and Sinovation RMB Fund, collectively the “ODI Sellers”)

Name of Sellers	Number of TRX Exchange Shares to be received at Closing	Shareholding Percentage in the Company
Medata Holdings Limited	20,147,573	19.8525%
Ucare Holdings Limited	14,133,249	13.9262%
Meta World Holdings Limited	4,711,083	4.6421%
HarmonyCare Limited	8,313,677	8.1919%
Sinovation Fund IV, L.P.	25,593,133	25.2182%
Eastern Bell International XXVII Limited	14,595,114	14.3813%
Legendstar Fund IV, L.P.	3,456,734	3.4061%
北京亳海管理咨询合伙企业（有限合伙）	5,848,485	5.7628%
上海植才企业管理咨询合伙企业（有限合伙	3,751,770	3.6968%
咸宁星陀威盛股权投资管理合伙企业（有限合伙）	935,758	0.9221%
TOTAL	101,486,575	100.00%

Schedules, Exhibits and Appendix of Share Exchange Agreement

Schedule B

SPECIAL PROVISIONS

1.	Management Structure. Following the Closing and prior to the expiration of the Performance Evaluation Period, Purchaser agrees that Mr. Zhu Wei (祝伟) shall continue to serve as the Chief Executive Officer of the Company and its subsidiaries (together with the Company, each, a “Company Entity” and collectively, the “Company Entities”), overseeing their business operations and management. Subject to the applicable law and the constitutional documents of each Company Entity, Mr. Zhu Wei, in his capacity as the Chief Executive Officer of the applicable Company Entity, shall have the authority to:

a)	Formulate and implement the annual financial budget, business plan, investment plan, strategic plan, compensation plan, and employee equity incentive plan for such Company Entity; and

b)	Appoint and remove employees of each Company Entity and determine their compensation;

2.	Financial Statements.

a)	the Company Entities shall maintain adequate records in a manner that will allow the Revenue of the Company Entities to be calculated on a stand-alone basis separate from the operations of Purchaser, TRX and their other affiliates;

b)	Purchaser shall not, and shall not permit any Company Entities to, engage in any practice that is intended to postpone to periods after Period One, Period Two, Period Three, or Period Four, as applicable, revenues generated by any Company Entities that should otherwise be recognized during the applicable Performance Period, except as permitted in accordance with GAAP.

3.	Non-solicitation. From the date of this Agreement to the end of the Performance Evaluation Period, Purchaser shall not, and shall cause their respective affiliates (other than the Company Entities) not to, directly or indirectly, whether for their own account or for the account of any other person, solicit, offer employment to or hire any current employee of any Company Entity or any former employee of any Company Entity whose employment terminated within six months before such solicitation, offer or hiring, provided that the foregoing shall not be deemed to prohibit Purchaser or its affiliates from the offering of employment or hiring of employees engaged through or responding to general media advertising or general employment solicitation that is not targeted towards such employees.

Schedules, Exhibits and Appendix of Share Exchange Agreement

Schedule C

SELLING PARTY DISCLOSURE SCHEDULES

Schedules, Exhibits and Appendix of Share Exchange Agreement

Exhibit A

LIST OF MAKE-GOOD OBLIGORS

1.	ZHU Wei (祝伟), for 90% of the Net Loss;

2.	ZHANG Huabin (张华斌), for 10% of the Net Loss.

Schedules, Exhibits and Appendix of Share Exchange Agreement

Exhibit B

LIST OF EARN-OUT PARTIES

ZHU Wei (祝伟)

Schedules, Exhibits and Appendix of Share Exchange Agreement

Appendix A

REGISTRATION RIGHTS PROVISIONS

REGISTRATION RIGHTS

The provisions set forth in this Appendix A are made part of the Agreement.

1. Definitions

1.1 “Registrable Securities” shall mean the TRX Exchange Shares issued to the Sellers pursuant to the Agreement and released from escrow in accordance with the Escrow Agreement and Earn-out Shares issued to Earn-out Parties pursuant to the Agreement, excluding any such securities that have been sold pursuant to an effective registration statement under the Securities Act of 1933 (the "Securities Act"); have been sold under Rule 144 under the Securities Act; are eligible for resale under Rule 144 without volume or manner-of-sale restrictions and without the requirement for TRX to be current in its SEC filings; or have been otherwise transferred and no longer require registration under the Securities Act.

1.2 “Holders” shall mean the Sellers who hold Registrable Securities.

1.3 “Permitted Transferee” shall mean any person or entity to whom a Holder transfers Registrable Securities in compliance with the Securities Act and applicable state securities laws, provided that such transferee:

(a) is an affiliate, member, partner, shareholder, or beneficiary of the Holder, including any entity controlled by, controlling, or under common control with the Holder;

(b) is a family member of the Holder if the Holder is an individual, including a spouse, child, parent, sibling, or trust established for the benefit of such family members;

(c) acquires the Registrable Securities in a private transaction that does not involve a public resale and agrees in writing to be bound by the terms of this Exhibit, including the restrictions on transfer and resale;

(d) is an institutional investor, investment fund, or private equity firm that customarily invests in securities of similar nature and agrees to the terms of this Exhibit A; or

(e) does not acquire the Registrable Securities in a transaction that would require TRX to file a new registration statement under the Securities Act solely as a result of the transfer.

1.4 Any transferee that does not meet the definition of a Permitted Transferee shall not be entitled to the registration rights granted under this Exhibit unless otherwise agreed to in writing by TRX.

2. Demand Registration Rights

2.1 Right to Demand Registration. Holders of a majority of the then-outstanding TRX Exchange Shares may request in writing that TRX file a registration statement covering the resale of Registrable Securities (a “Demand Registration”) when new TRX Exchange Shares are released from escrow.

2.2 TRX shall, within five (5) business days of receiving such a request, provide written notice to all other Holders of TRX Exchange Shares, informing them of the Demand Registration request and offering them the opportunity to participate. Each Holder shall have ten (10) business days from the date of such notice to notify TRX in writing if they wish to include their Registrable Securities in the Demand Registration.

Schedules, Exhibits and Appendix of Share Exchange Agreement

2.3 TRX shall file the registration statement covering the Registrable Securities within 30 days following the expiration of the Holder response period and shall procure it to become effective as soon as practicable.

2.4 The right to Demand Registration may only be exercised up to four(4) times, each corresponding to the release of new TRX Exchange Shares from escrow. The right to Demand Registration shall expire six (6) months after the final release of TRX Exchange Shares pursuant to the Agreement and the Escrow Agreement.

3. Piggyback Registration Rights

3.1 If TRX proposes to file a registration statement (other than on Form S-8 or S-4) for its own account or for the account of another security holder, it shall notify all Holders at least 10 business days before filing.

3.2 Upon request, TRX shall include the Registrable Securities in such registration, subject to the underwriter cut-back provisions set forth in Section 3.3.

3.3 If a Piggyback Registration involves an underwritten offering, and the managing underwriter advises TRX in writing that, in its good faith opinion, the total number of securities requested to be included in such offering exceeds the number that can be sold in such offering without materially and adversely affecting the offering price, the securities to be included shall be allocated in the following order of priority:

(a) First, the securities TRX proposes to sell for its own account;

(b) Second, the Registrable Securities requested to be included by the Holders, allocated pro rata among the participating Holders based on the total number of Registrable Securities held by each such Holder; and

(c) Third, any securities requested to be included by other holders with registration rights, allocated as required by such registration rights agreements or, if no such provisions exist, on a pro rata basis.

3.4 If any Holder does not receive full inclusion of its Registrable Securities due to the underwriter cut-back, TRX shall use commercially reasonable efforts to include the excluded shares in a subsequent registration statement as soon as reasonably practicable.

4. Suspension of Registration

4.1 TRX may suspend the use of the registration statement for up to 60 days in any 12-month period if it determines in good faith that disclosure of material non-public information would be required or that the offering would interfere with a material corporate transaction.

4.2 TRX must promptly notify the Holders of any such suspension and extend the registration period accordingly.

5. Transferability of Rights

5.1 The registration rights shall be transferable to any Permitted Transferee, provided that the transferee agrees in writing to be bound by the terms of this Exhibit A.

Schedules, Exhibits and Appendix of Share Exchange Agreement